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                                                                     EXHIBIT 11

                              POLYMER GROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                            THREE MONTHS ENDED   SIX MONTHS ENDED
                                            -------------------  ----------------
                                            JULY 4,   JUNE 28,   JULY 4, JUNE 28,
                                              1998      1997      1998     1997
                                            --------- ---------  ------- --------
Basic:
  Net income applicable to common stock.... $   6,240 $   6,012  $ 5,807 $10,974
  Weighted average shares outstanding......    32,000    32,000   32,000  32,000
  Net income per common share--basic....... $    0.20 $    0.19  $  0.18 $  0.34
Diluted:
  Net income applicable to common stock.... $   6,240 $   6,012  $ 5,807 $10,974
  Weighted average shares outstanding......    32,000    32,000   32,000  32,000
  Net income per common share--diluted..... $    0.20 $    0.19  $  0.18 $  0.34
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